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Avista Corp. Reports Financial Results for First Quarter 2016 and Confirms 2016 Earnings Guidance

SPOKANE, Wash. – May 4, 2016, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $56.1 million, or $0.89 per diluted share for the first quarter of 2016, compared to $46.4 million, or $0.74 per diluted share for the first quarter of 2015.

"We are off to a great start, and I am pleased with our solid operational performance and financial results for the first quarter of 2016. Our earnings were a little better than expected, and at this point, we are on track to hit our earnings targets for the year," said Scott Morris, chairman, president and chief executive officer of Avista Corp. "We expect to have another successful year delivering on our strategies of providing exceptional service to our customers and a fair return to our shareholders.

"During the first quarter, gross margin was better than expected and the decoupling mechanisms we have in place mostly offset lower than expected electric and natural gas loads as a result of warmer than normal weather.

"Alaska Electric Light and Power Company's first quarter results met our expectations, and we continue to be pleased with its operating and financial performance. We are continuing to explore additional business opportunities in Alaska.

"Focusing on the remainder of 2016, we are confirming our 2016 earnings guidance with a consolidated range of $1.96 to $2.16 per diluted share," Morris said.

Summary Results: Avista Corp.’s results for the first quarter of 2016 as compared to the first quarter of 2015 are presented in the table below (dollars in thousands, except per-share data):

	First Quarter
	2016	2015
Net Income (Loss) by Business Segment:
Avista Utilities	$53,390	$44,384
Alaska Electric Light and Power Company (AEL&P)	2,961	2,634
Other	(299)	(569)
Total net income attributable to Avista Corp. shareholders	$56,052	$46,449

Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.85	$0.71
AEL&P	0.05	0.04
Other	(0.01)	(0.01)
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.89	$0.74

The table below presents a reconciliation of net income attributable to Avista Corp. shareholders and diluted earnings per share for the first quarter of 2016, compared to the first quarter of 2015 (dollars in thousands (except per-share data) and are after tax unless otherwise noted):

	Net Income (a)	Earnings per Share
2015 consolidated earnings	$46,449	$0.74

Avista Utilities
Electric gross margin (b)	7,851	0.13
Natural gas gross margin (c)	7,119	0.11
Other operating expenses (d)	(1,803)	(0.03)
Depreciation and amortization (e)	(3,082)	(0.05)
Other	(1,079)	(0.02)
Total Avista Utilities	9,006	0.14

AEL&P earnings	327	0.01
Other businesses earnings	270	—

2016 consolidated earnings	$56,052	$0.89

(a)	The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate of 36.69 percent.

(b)	Electric gross margin (operating revenues less resources costs) increased primarily due to the following:

•
An increase in retail electric rates due to a general rate increase in Idaho and the expiration of the Energy Recovery Mechanism (ERM) rebate in Washington, partially offset by a general rate decrease in Washington;

•	An increase in retail electric loads due to weather that was cooler than the prior year. However, the weather was warmer than normal, which resulted in a decoupling surcharge in the first quarter of 2016. Decoupling also increased due to the implementation of a decoupling mechanism in Idaho, effective Jan. 1, 2016; and

•
A decrease in electric resource costs primarily due to a decrease in purchased power and other fuel costs, partially offset by an increase in fuel for generation. Also, for the first quarter of 2016, we had a $4.4 million pre-tax benefit under the ERM in Washington compared to a benefit of $5.7 million for the first quarter of 2015.

(c)	Natural gas gross margin (operating revenues less resources costs) increased primarily due to the following:

•
An increase in retail natural gas loads due to weather that was cooler than the prior year, but warmer than normal. The warmer than normal weather resulted in a decoupling surcharge in the first quarter of 2016. Decoupling also increased due to the implementation of a decoupling mechanism in Idaho, effective Jan. 1, 2016, and a decoupling mechanism in Oregon, effective March 1, 2016; and

•	General rate increases in Washington, Idaho and Oregon.

(d)	Other operating expenses increased due to an increase in electric and natural gas distribution operating and maintenance expenses and electric generation operating expenses.

(e)	Depreciation and amortization increased due to additions to utility plant.

Liquidity and Capital Resources

We have a $400.0 million committed line of credit that expires in April 2019. We intend to exercise a two-year extension option on our committed line of credit during the second quarter of 2016. As of March 31, 2016, there were $90.0 million of cash borrowings and $46.7 million in letters of credit outstanding leaving $263.3 million of available liquidity under this line of credit.

AEL&P has a $25.0 million committed line of credit that expires in November 2019. As of March 31, 2016, there were no borrowings and no letters of credit outstanding under this line of credit.

In March 2016, we entered into four separate sales agency agreements under which the sales agents may offer and sell up to 3.8 million new shares of Avista Corp.'s common stock from time to time. The sales agency agreements have an expiration date of Feb. 29, 2020. In the three months ended March 31, 2016, 0.7 million shares were issued under these agreements for total net proceeds of approximately $27.1 million, leaving 3.1 million shares remaining to be issued.

For 2016, we expect to issue approximately $55.0 million of common stock and $155.0 million of long-term debt in order to fund capital expenditures, repay $90.0 million of maturing long-term debt and maintain an appropriate capital structure.

Avista Utilities' capital expenditures were $84.4 million for the three months ended March 31, 2016, and we expect Avista Utilities' capital expenditures to total about $375.0 million in 2016. AEL&P's capital expenditures were $4.4 million for the three months ended March 31, 2016, and we expect AEL&P's capital expenditures to total approximately $17.0 million in 2016.

2016 Earnings Guidance and Outlook

Avista Corp. is confirming its 2016 guidance for consolidated earnings to be in the range of $1.96 to $2.16 per diluted share.

We expect Avista Utilities to contribute in the range of $1.91 to $2.05 per diluted share for 2016. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our guidance range for Avista Utilities does not include any benefit or expense under the ERM. In 2016, we expect to be in a benefit position under the ERM within the 75 percent customers/25 percent company sharing band. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of the year. Our 2016 Avista Utilities earnings guidance range encompasses a return on equity range of 8.6 percent to 9.2 percent.

For 2016, we expect AEL&P to contribute in the range of $0.09 to $0.13 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and temperatures for the remainder of the year.

We expect the other businesses to be between a loss of $0.04 and a loss of $0.02 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on May 4, 2016, at 10:30 a.m. EDT to discuss this news release. The call will be available at (888) 771-4371, Confirmation number: 42225306. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through May 11, 2016. Call (888) 843-7419, confirmation number 42225306#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 375,000 customers and natural gas to 335,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns), which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through utility operations; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; external pressure to meet financial goals that can lead to short-term or expedient decisions that reduce the likelihood of long-term objectives being met; deterioration in the creditworthiness of our customers; the outcome of pending legal proceedings arising out of the “western energy crisis” of 2000 and 2001, specifically related to the Pacific Northwest refund proceedings; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs and commodity costs and discretion over allowed return on investment; possibility that our integrated resource plans for electric and natural gas will not be acknowledged by the state commissions; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential obsolescence of our power supply resources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission and distribution systems or other operations and may require us to purchase replacement power; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; third party construction of buildings, billboard signs or towers within our rights of way, or placement of fuel receptacles within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or disruptions to the supply chain; increasing health care costs and the resulting effect on employee injury costs and health insurance provided to our employees and retirees; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or its inability to deliver energy, due to its lack of interconnectivity to any other electrical grids and the extensive cost of replacement power (diesel); compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in the costs to operate and maintain current production technology or to implement new information technology systems that impede our ability to complete such projects timely and effectively; changes in technologies, possibly making some of the current technology we utilize obsolete or the introduction of new technology that may create new cyber security related risk; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; and the risk of municipalization in any of our service territories.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2016	2015
Operating revenues	$418,173	$446,490
Operating expenses:
Utility resource costs	161,719	209,560
Other operating expenses	81,604	82,988
Depreciation and amortization	39,380	34,469
Utility taxes other than income taxes	29,385	29,898
Total operating expenses	312,088	356,915
Income from operations	106,085	89,575
Interest expense, net of capitalized interest	20,497	19,097
Other income - net	(2,422)	(2,231)
Income before income taxes	88,010	72,709
Income tax expense	31,942	26,247
Net income	56,068	46,462
Net income attributable to noncontrolling interests	(16)	(13)
Net income attributable to Avista Corp. shareholders	$56,052	$46,449
Weighted-average common shares outstanding (thousands), basic	62,605	62,318
Weighted-average common shares outstanding (thousands), diluted	62,907	62,889
Earnings per common share attributable to Avista Corp. shareholders:
Basic	$0.90	$0.75
Diluted	$0.89	$0.74
Dividends declared per common share	$0.3425	$0.33
Issued May 4, 2016

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$12,767	$10,484
Accounts and notes receivable	149,537	169,413
Other current assets	116,920	126,149
Total net utility property	3,927,577	3,898,589
Other non-current assets	142,791	143,646
Regulatory assets for deferred income taxes	100,708	101,240
Regulatory assets for pensions and other postretirement benefits	229,877	235,009
Regulatory asset for unsettled interest rate swaps	144,966	83,973
Other regulatory assets	124,976	132,218
Other deferred charges	5,894	5,928
Total Assets	$4,956,013	$4,906,649
Liabilities and Equity
Accounts payable	$59,140	$114,349
Current portion of long-term debt and capital leases	93,197	93,167
Short-term borrowings	90,000	105,000
Other current liabilities	189,504	162,164
Long-term debt and capital leases	1,479,791	1,480,111
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	264,951	261,594
Pensions and other postretirement benefits	202,013	201,453
Deferred income taxes	762,522	747,477
Other non-current liabilities and deferred credits	174,080	161,500
Total Liabilities	3,366,745	3,378,362
Equity
Avista Corporation Shareholders' Equity:
Common stock (63,208,059 and 62,312,651 outstanding shares)	1,032,023	1,004,336
Retained earnings and accumulated other comprehensive loss	557,568	524,290
Total Avista Corporation Shareholders' Equity	1,589,591	1,528,626
Noncontrolling interests	(323)	(339)
Total Equity	1,589,268	1,528,287
Total Liabilities and Equity	$4,956,013	$4,906,649
Issued May 4, 2016